Pricing Supplement No. 2 Dated: January 12, 2004	Filed pursuant to Rule 424(b)(2)
(To Prospectus Dated December 15, 2003, and Prospectus Supplement dated December 30, 2003) This Pricing Supplement consists of 3 pages.	File No. 333-100944

Protective Life Insurance Company Depositor InterNotes® Issued Through Protective Life Secured Trust 2004-2

1. The Notes

Trade Date: 01/12/2004 Original Issue Date: 01/15/2004 Minimum Denominations/Increments: $1000/$1000

CUSIP	PRINCIPAL AMOUNT	PRICE TO PUBLIC	CONCESSION	NET PROCEEDS TO THE TRUST	INTEREST RATE
74367CAB1	$44,315,000	100%	$886,300.00	$43,428,700.00	5.750%

INTEREST PAYMENT FREQUENCY	STATED MATURITY DATE	SURVIVOR’S OPTION	REDEMPTION YES/NO	REPAYMENT YES/NO
SEMI-ANNUAL	01/15/2019	YES	YES	NO

SECURITIES EXCHANGE LISTING YES/NO	FUNDING AGREEMENT NO.
NO	GA-6001

Terms of Survivor’s Option:
Annual Put Limitation:	[X] $2,000,000 or 2%; or
[ ] $__________________ or _______%
Individual Put Limitation:	[X] $250,000; or
[ ] $__________________
Trust Put Limitation:	Not Applicable.
Optional Redemption Terms:
Optional Redemption Dates: 01/15/2007 and each Interest Payment Date thereafter.
Initial Redemption Percentage: 100%
Annual Percentage Reduction (if any): Not Applicable.
Redemption:	[ ] In whole only and not in part
[X] May be in whole or in part
Optional Repayment Terms: Not Applicable.
Optional Repayment Dates:
Optional Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part
Form of trust: [X] Delaware statutory trust [ ] Delaware common law trust
Trust Expiration Date: 01/15/2019
Special Tax Considerations: Not Applicable.
Rating of Notes: S&P AA Moody’s Aa3
Securities Exchange Listing: [X] No [ ] Yes, Name of Exchange:______________
Additional Terms: Not Applicable.

Agents

Banc of America Securities LLC
Incapital LLC
A.G. Edwards & Sons, Inc.
Bear, Stearns & Co. Inc.
Charles Schwab & Co., Inc.
Citigroup
Edward D. Jones & Co., L.P.
Fidelity Capital Markets, A Division of National Financial Services LLC
Merrill Lynch & Co.
Morgan Stanley
Prudential Securities
Raymond James
RBC Dain Rauscher, Inc.
UBS Financial Services, Inc.
Wachovia Securities

2. The Funding Agreement

Funding Agreement Issuer: Protective Life Insurance Company
Deposit Amount: $44,315,015
Issue Price: $43,428,715
Effective Date: 01/15/2004
Interest Rate: 5.750%
Interest Payment Frequency: SEMI-ANNUAL
Stated Maturity Date: 01/15/2019
Survivor’s Option: [X] Yes [ ] No
If yes:
Annual Put Limitation:	[X] $2,000,000 or 2%; or
[ ] $__________________ or _______%
Individual Put Limitation:	[X] $250,000; or
[ ] $__________________
Trust Put Limitation:	Not Applicable.
Redemption: [X] Yes [ ] No
Early Redemption Dates: 01/15/2007 and each Interest Payment Date thereafter.
Initial Redemption Percentage: 100%
Annual Percentage Reduction (if any): Not Applicable.
Redemption:	[ ] In whole only and not in part
[X] May be in whole or in part
Repayment: [ ] Yes [X] No
Repayment Dates:
Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part

Rating of Funding Agreement: S&P AA Moody’s Aa3
Additional Terms: Not Applicable.